As filed with the Securities and Exchange Commission on August 29, 2018.

Registration Nos.:
333-20891
811-8039

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 ☒

Pre-Effective Amendment No. ___
Post-Effective Amendment No. 46
and/or
REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940 ☒
Amendment No. 47

THIRD AVENUE TRUST
(Exact name of Registrant as Specified in Charter)

622 Third Avenue, New York, New York 10017
(Address of Principal Executive Offices including Zip Code)

(800)443-1021 (toll-free), (212)888-5222
(Registrant’s Telephone Number, including Area Code)

Please send copies of communications to:

W. James Hall III	Michael K. Hoffman, Esq.
Third Avenue Management LLC	Skadden, Arps, Slate, Meagher & Flom LLP
622 Third Avenue	Four Times Square
New York, New York 10017	New York, New York 10036
(Name and Address of Agent for Service)

It is proposed that this filing will become effective
☒ immediately upon filing pursuant to Rule 462(d)

Explanatory Note
This Post-Effective Amendment consists of the following:
1.	Facing Sheet of the Registration Statement
2.	Part C to the Registration Statement (including signature page)
3.	Exhibit (h)(3) to Item 28 to the Registration Statement

This Post-Effective Amendment is being filed to 1) file a Administration Agreement Agreement as Exhibit (h)(3) to Item 28 of Part C to Form N-1A (the “Registration Statement”).

Part A and B of Post-Effective Amendment No. 45 to the Registration Statement filed on February 28, 2018 pursuant to Rule 485(b) under the Securities Act of 1933, as amended (the “1933 Act”), as amended or supplemented to date pursuant to Rule 497 under the 1933 Act, are incorporated by reference herein.

PART C - OTHER INFORMATION

Item 28.	Exhibits

(a)	Trust Instrument and Certificate of Trust are incorporated by reference to Exhibit (1) of Third Avenue Trust’s Registration Statement (registration no. 333-20891) filed on January 31, 1997.

(b)	By-Laws are incorporated by reference to Exhibit (2) of the Registration Statement filed on January 31, 1997.

(c)	Reference is made to Article II of the Third Avenue Trust’s Trust Instrument and Articles IV and V of the Trust’s By-Laws.

(d)
(1) Investment Advisory Agreement between Third Avenue Trust on behalf of THIRD AVENUE VALUE FUND and Third Avenue Management LLC dated August 8, 2006 is incorporated by reference to Exhibit (d)(1) of Post-Effective Amendment No. 21 to the Registration Statement filed on February 28, 2007.

(2) Investment Advisory Agreement between Third Avenue Trust on behalf of THIRD AVENUE SMALL-CAP VALUE FUND and Third Avenue Management LLC dated August 8, 2006 is incorporated by reference to Exhibit (d)(2) of Post-Effective Amendment No. 21 to the Registration Statement filed on February 28, 2007.

(3) Investment Advisory Agreement between Third Avenue Trust on behalf of THIRD AVENUE REAL ESTATE VALUE FUND and Third Avenue Management LLC dated August 8, 2006 is incorporated by reference to Exhibit (d)(3) of Post-Effective Amendment No. 21 to the Registration Statement filed on February 28, 2007.

(4) Investment Advisory Agreement between Third Avenue Trust on behalf of THIRD AVENUE INTERNATIONAL VALUE FUND and Third Avenue Management LLC dated August 8, 2006 is incorporated by reference to Exhibit (d)(4) of Post-Effective Amendment No. 21 to the Registration Statement filed on February 28, 2007.

(5) Operating Expenses Limitation Agreement between Third Avenue Trust and Third Avenue Management LLC dated December 14, 2017 is incorporated by reference to Exhibit (d)(5) of Post-Effective Amendment No. 45 to the Registration Statement filed on February 28, 2018.

(e)
(1) Distribution Agreement between Third Avenue Trust on behalf of THIRD AVENUE VALUE FUND and Foreside Fund Services, LLC dated October 1, 2016 is incorporated by reference to Exhibit 99(e) of Post-Effective Amendment No. 41 to the Registration Statement filed on October 12, 2016.

(2) Distribution Agreement between Third Avenue Trust on behalf of THIRD AVENUE SMALL-CAP VALUE FUND and Foreside Fund Services, LLC dated October 1, 2016 is incorporated by reference to Exhibit 99(e) of Post-Effective Amendment No. 41 to the Registration Statement filed on October 12, 2016.

(3) Distribution Agreement between Third Avenue Trust on behalf of THIRD AVENUE REAL ESTATE VALUE FUND and Foreside Fund Services, LLC dated October 1, 2016 is incorporated by reference to Exhibit 99(e) of Post-Effective Amendment No. 41 to the Registration Statement filed on October 12, 2016.

(4) Distribution Agreement between Third Avenue Trust on behalf of THIRD AVENUE INTERNATIONAL VALUE FUND and Foreside Fund Services, LLC dated October 1, 2016 is incorporated by reference to Exhibit 99(e) of Post-Effective Amendment No. 41 to the Registration Statement filed on October 12, 2016.

(f)	Not applicable.

(g)
(1) Custody Agreement between Third Avenue Trust on behalf of THIRD AVENUE SMALL-CAP VALUE FUND and Custodial Trust Company is incorporated by reference to Exhibit (8)(b) of Pre-Effective Amendment No. 1 to the Registration Statement filed on March 26, 1997.

(2) Amendment to Custody Agreement to include THIRD AVENUE REAL ESTATE VALUE FUND is incorporated by reference to Exhibit (8)(b) of Post-Effective Amendment No. 5 to the Registration Statement filed on September 11, 1998.

(3) Amendment to Custody Agreement to include THIRD AVENUE VALUE FUND is incorporated by reference to Exhibit (g) of Post-Effective Amendment No. 8 to the Registration Statement filed on February 26, 1999.

(4) Amendment to Custody Agreement to include THIRD AVENUE INTERNATIONAL VALUE FUND is incorporated by reference to Exhibit (f) of Post-Effective Amendment No. 14 to the Registration Statement filed on October 10, 2001.

(5) Amendment to Custody Agreement with respect to foreign custody matters dated February 27, 2002 is incorporated by reference to Exhibit (g)(5) of Post-Effective Amendment No. 15 to the Registration Statement filed on February 28, 2002.

(6) Foreign Custody Manager Agreement dated February 27, 2002 between Third Avenue Trust and Custodial Trust Company is incorporated by reference to Exhibit (g)(6) of Post-Effective Amendment No. 15 to the Registration Statement filed on February 28, 2002.

(7) Consent to Assignment of Custody Agreement effective as of June 15, 2009 is incorporated by reference to Exhibit (g)(7) of Post-Effective Amendment No. 25 to the Registration Statement filed on August 24, 2009.

(h)
(1) Transfer Agency Services Agreement between Third Avenue Trust and PNC Global Investment Servicing (U.S.) Inc. (“PNCGIS”) is incorporated by reference to Exhibit (h)(1) of Post-Effective Amendment No. 25 to the Registration Statement filed on August 24, 2009.

(2)  Accounting Services Agreement between Third Avenue Trust and PNCGIS is incorporated by reference to Exhibit (h)(3) of Post-Effective Amendment No. 25 to the Registration Statement filed on August 24, 2009.

(3)  Administration Agreement between Third Avenue Trust and Third Avenue Management LLC dated June 30, 2018 is filed herewith.

(4) Sub-Administration Agreement between Third Avenue Management LLC and PNCGIS is incorporated by reference to Exhibit (h)(5) of Post-Effective Amendment No. 25 to the Registration Statement filed on August 24, 2009.

(i)	Opinion and Consent of Counsel is incorporated by reference to Exhibit (i) of Post-Effective Amendment No. 45 to the Registration Statement filed on February 28, 2018.

(j)	Consent of Independent Auditors is incorporated by reference to Exhibit (j) of Post-Effective Amendment No. 45 to the Registration Statement filed on February 28, 2018.

(k)	Not applicable.

(l)	Not applicable.

(m)	(1) Distribution and Service Plan pursuant to Rule 12b-1 is incorporated by reference to Exhibit (m)(1) of Post-Effective Amendment No. 27 to the Registration Statement filed on December 29, 2009.

(2) Form of Selected Dealer Agreement is incorporated by reference to Exhibit (m)(2) of Post-Effective Amendment No. 27 to the Registration Statement filed on December 29, 2009.

(3) Form of Participating Bank Agreement is incorporated by reference to Exhibit (m)(3) of Post-Effective Amendment No. 27 to the Registration Statement filed on December 29, 2009.

(n)	Multi-Class Plan pursuant to Rule 18f-3 is incorporated by reference to Exhibit (n) of Post-Effective Amendment No. 45 to the Registration Statement filed on February 28, 2018.

(o)	Not applicable.

(p)
Code of Ethics between Third Avenue Trust and Third Avenue Management LLC dated June 22, 2016 is incorporated by reference to Exhibit (p) of Post-Effective Amendment No. 42 to the Registration Statement filed on March 1, 2017.

Other Exhibits:

Power of Attorney is incorporated by reference to Exhibit (s) of Post-Effective Amendment No. 42 to the (s) Registration Statement filed on March 1, 2017.

Item 29.	Persons Controlled By or Under Common Control with Registrant.

Not Applicable.

Item 30.	Indemnification.

Reference is made to Article X of the Registrant’s Trust Instrument.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant by the Registrant pursuant to the Trust’s Trust Instrument, its By-Laws or otherwise, the Registrant is aware that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and, therefore, is unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by trustees, officers or controlling persons of the Registrant in connection with the successful defense of any act, suit or proceeding) is asserted by such trustees, officers or controlling persons in connection with shares being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issues.

Item 31.	Business and other connections of investment adviser.

Third Avenue Management LLC, 622 Third Avenue, New York, New York 10017, provides investment advisory services to investment companies. Reference is made to the caption “Investment Adviser” in the Prospectus constituting Part A of this Registration Statement and “Management of the Trust” in the Statement of Additional Information constituting Part B of this Registration Statement.

Listed below are the principal officers and directors of Third Avenue Management LLC:

Name and Position
With Third Avenue Management LLC

W. James Hall III
President , General Counsel and Secretary

Michael Buono
Treasurer, Chief Financial Officer and Principal
Accounting Officer

Joseph Reardon
Chief Compliance Officer

Item 32.	Principal underwriters.

(a)	Foreside Fund Services, LLC (the “Distributor”) serves as principal underwriter for the following investment companies registered under the Investment Company Act of 1940, as amended:

1.	ABS Long/Short Strategies Fund
2.	Absolute Shares Trust
3.	Active Weighting Funds ETF Trust
4.	AdvisorShares Trust
5.	AmericaFirst Quantitative Funds
6.	American Century ETF Trust
7.	ARK ETF Trust
8.	BP Capital TwinLine Energy Fund, Series of Professionally Managed Portfolios
9.	BP Capital TwinLine MLP Fund, Series of Professionally Managed Portfolios
10.	Braddock Multi-Strategy Income Fund, Series of Investment Managers Series Trust
11.	Bridgeway Funds, Inc.
12.	Brinker Capital Destinations Trust
13.	Calvert Ultra-Short Duration Income NextShares, Series of Calvert Management Series
14.	Center Coast Brookfield MLP & Energy Infrastructure Fund
15.	CornerCap Group of Funds
16.	Davis Fundamental ETF Trust
17.	Direxion Shares ETF Trust
18.	Eaton Vance NextShares Trust
19.	Eaton Vance NextShares Trust II
20.	EIP Investment Trust
21.	EntrepreneurShares Series Trust
22.	Evanston Alternative Opportunities Fund
23.	Exchange Listed Funds Trust (f/k/a Exchange Traded Concepts Trust II)
24.	FEG Absolute Access Fund I LLC
25.	Fiera Capital Series Trust
26.	FlexShares Trust
27.	Forum Funds
28.	Forum Funds II
29.	FQF Trust
30.	Friess Small Cap Growth Fund, Series of Managed Portfolio Series
31.	GraniteShares ETF Trust
32.	Guinness Atkinson Funds
33.	Horizons ETF Trust I (f/k/a Recon Capital Series Trust)
34.	Infinity Core Alternative Fund
35.	Innovator ETFs Trust
36.	Innovator ETFs Trust II (f/k/a Elkhorn ETF Trust)
37.	Ironwood Institutional Multi-Strategy Fund LLC
38.	Ironwood Multi-Strategy Fund LLC

39.	John Hancock Exchange-Traded Fund Trust
40.	Manor Investment Funds
41.	Miller/Howard Funds Trust
42.	Miller/Howard High Income Equity Fund
43.	Moerus Worldwide Value Fund, Series of Northern Lights Fund Trust IV
44.	MProved Systematic Long-Short Fund, Series Portfolios Trust
45.	MProved Systematic Merger Arbitrage Fund, Series Portfolios Trust
46.	MProved Systematic Multi-Strategy Fund, Series Portfolios Trust
47.	NYSE® Pickens Oil Response™ ETF, Series of ETF Series Solutions
48.	OSI ETF Trust
49.	Palmer Square Opportunistic Income Fund
50.	Partners Group Private Income Opportunities, LLC
51.	PENN Capital Funds Trust
52.	Performance Trust Mutual Funds, Series of Trust for Professional Managers
53.	Pine Grove Alternative Institutional Fund
54.	Plan Investment Fund, Inc.
55.	PMC Funds, Series of Trust for Professional Managers
56.	Point Bridge GOP Stock Tracker ETF, Series of ETF Series Solutions
57.	Quaker Investment Trust
58.	Ranger Funds Investment Trust
59.	Renaissance Capital Greenwich Funds
60.	RMB Investors Trust (f/k/a Burnham Investors Trust)
61.	Robinson Opportunistic Income Fund, Series of Investment Managers Series Trust
62.	Robinson Tax Advantaged Income Fund, Series of Investment Managers Series Trust
63.	Salient MF Trust
64.	SharesPost 100 Fund
65.	Sound Shore Fund, Inc.
66.	Steben Alternative Investment Funds
67.	Steben Select Multi-Strategy Fund
68.	Strategy Shares
69.	The 504 Fund (f/k/a The Pennant 504 Fund)
70.	The Chartwell Funds
71.	The Community Development Fund
72.	The Relative Value Fund
73.	Third Avenue Trust
74.	Third Avenue Variable Series Trust
75.	TIFF Investment Program
76.	Transamerica ETF Trust
77.	U.S. Global Investors Funds
78.	VictoryShares Developed Enhanced Volatility Wtd ETF, Series of Victory Portfolios II
79.	VictoryShares Dividend Accelerator ETF, Series of Victory Portfolios II
80.	VictoryShares Emerging Market High Div Volatility Wtd ETF, Series of Victory Portfolios II
81.	VictoryShares Emerging Market Volatility Wtd ETF, Series of Victory Portfolios II
82.	VictoryShares International High Div Volatility Wtd ETF, Series of Victory Portfolios II
83.	VictoryShares International Volatility Wtd ETF, Series of Victory Portfolios II
84.	VictoryShares US 500 Enhanced Volatility Wtd ETF, Series of Victory Portfolios II
85.	VictoryShares US 500 Volatility Wtd ETF, Series of Victory Portfolios II
86.	VictoryShares US Discovery Enhanced Volatility Wtd ETF, Series of Victory Portfolios II
87.	VictoryShares US EQ Income Enhanced Volatility Wtd ETF, Series of Victory Portfolios II
88.	VictoryShares US Large Cap High Div Volatility Wtd ETF, Series of Victory Portfolios II
89.	VictoryShares US Multi-Factor Minimum Volatility ETF, Series of Victory Portfolios II
90.	VictoryShares US Small Cap High Div Volatility Wtd ETF, Series of Victory Portfolios II
91.	VictoryShares US Small Cap Volatility Wtd ETF, Series of Victory Portfolios II
92.	Vivaldi Opportunities Fund
93.	West Loop Realty Fund, Series of Investment Managers Series Trust (f/k/a Chilton Realty Income & Growth Fund)

94.	Wintergreen Fund, Inc.
95.	WisdomTree Trust
96.	WST Investment Trust

Item 32(b)	The following are the Officers and Manager of the Distributor, the Registrant’s underwriter. The Distributor’s main business address is Three Canal Plaza, Suite 100, Portland, Maine 04101.

Name	Address	Position with Underwriter	Position with Registrant
Richard J. Berthy	Three Canal Plaza, Suite 100, Portland, ME 04101	President, Treasurer and Manager	None
Mark A. Fairbanks	Three Canal Plaza, Suite 100, Portland, ME 04101	Vice President	None
Jennifer K. DiValerio	899 Cassatt Road, 400 Berwyn Park, Suite 110, Berwyn, PA 19312	Vice President	None
Nanette K. Chern	Three Canal Plaza, Suite 100, Portland, ME 04101	Vice President and Chief Compliance Officer	None
Jennifer E. Hoopes	Three Canal Plaza, Suite 100, Portland, ME 04101	Secretary	None

Item 32(c)	Not applicable.

Item 33.	Location of accounts and records.

All records described in Section 31 (a) of the Investment Company Act of 1940, as amended, and the rules thereunder, are maintained by the Trust’s investment adviser, Third Avenue Management LLC, 622 Third Avenue, NY, NY 10017, except for those records maintained by the Trust’s Custodian, JPMorgan Chase Bank, N.A., (“JPMorgan”), 383 Madison Avenue, New York, NY 10179, and the Trust’s Transfer Agent, BNY Mellon Investment Servicing (US) Inc., 760 Moore Road, King of Prussia, PA19406-1212.

Item 34.	Management services.

None.

Item 35.	Undertakings.

Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, and State of New York, on the 29th day of August, 2018.

THIRD AVENUE TRUST

By: /s/ W. James Hall III
President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

SIGNATURE	CAPACITY	DATE

/s/ W. James Hall III	President, General Counsel and Secretary	8/29/18
W. James Hall III
/s/ Michael Buono*	Treasurer, Chief Financial Officer and Principal Accounting Officer	8/29/18
Michael Buono

/s/ William E. Chapman *	Trustee	8/29/18
William E. Chapman

/s/ Lucinda Franks*	Trustee	8/29/18
Lucinda Franks

/s/ Edward J. Kaier*	Trustee	8/29/18
Edward J. Kaier

/s/ Eric Rakowski*	Trustee	8/29/18
Eric Rakowski

/s/ Patrick Reinkemeyer*	Trustee	8/29/18
Patrick Reinkemeyer

/s/ Charles C. Walden*	Trustee and Chairman	8/29/18
Charles C. Walden

*By W. James Hall, pursuant to Power of Attorney.

Exhibit Index

(h)(3) Administration Agreement between Third Avenue Trust and Third Avenue Management LLC dated June 30, 2018.